Note H-Shareholder Meeting  (unaudited)


A Special Meeting of Shareholders of JPVF was held on August 15, 1997 at which time the following proposals were ratified: Election of Board of Directors (Proposal No.1); Approval of a new Investment Management Agreement between the Fund, on behalf of each of its Portfolios, and Jefferson Pilot Investment Advisory (the "Advisor") (Proposal No. 2); Approval of a new Investment Subadvisory Agreements between the Advisor and (a) the current investment subadvisors to the World Growth Stock Portfolio, Gold Stock Portfolio, Domestic Growth Stock Portfolio, Bond Portfolio, Capital Growth Stock Portfolio, and Emerging Growth Stock Portfolio, and (b) the proposed investment subadvisors to the Money Market Portfolio, Growth and Income Portfolio, and Balanced Portfolio (Proposal No.3); and approval of an agreement allowing the Adviser to replace or add subadvisors without further shareholder approval (Proposal No.4). The following is a summary of the votes cast:

							Withheld/
Nominee/Proposal	For		Against		Abstain
	Total

Proposal No.1
Ronald Angarella		21,417,306	423,718
	21,841,024
James J. Weisbart		21,351,713	489,311
	21,841,024
Michael D. Coughlin	21,424,790	416,234
	21,824,024
Elizabeth D. Hager	21,412,774	428,250
	21,824,024

Proposal No. 2		20,224,450	428,294		1,188,280
	21,841,024
Proposal No. 3		20,142,947	477,754		1,220,323
	21,841,024
Proposal No. 4		19,069,699        1,311,156
	1,460,169	21,841,024